Exhibit 10.1

Employment Contract

TGC INDUSTRIES, INC.

(as Amended and Restated

effective March 1, 2012)

This Contract is entered into between TGC Industries, Inc., a Texas corporation (hereafter called “Company”), and Wayne A. Whitener (hereafter called “Employee”).

Company and Employee previously entered into an Employment Contract dated to be effective August 1, 2005, which was subsequently amended by Amendment No. 1 thereto dated to be effective July 15, 2006, and Amendment No. 2 thereto dated to be effective May 1, 2007, and an Employment Contract dated effective September 11, 2008.  The purpose of this Contract is to completely replace and supersede any earlier Employment Contract (or amendment thereto).

Company is engaged in the business of providing seismic data acquisition services primarily to onshore oil and natural gas exploration and production companies.  Company desires to retain the services of Employee as one of its key executives, and Employee is willing and able to perform in that capacity.

Accordingly, in consideration of the mutual covenants herein contained, the parties to this Contract agree as follows:

1.                                Employment.  Company hereby continues the employment of Employee, and Employee hereby accepts such employment from Company, pursuant to those provisions herein contained.

2.                                Term of Employment  Subject to the provisions for termination hereafter provided, this Contract shall be for a term of three (3) years from the effective date set forth above (the “Initial Term”).  This Contract may be renewed for successive one (1) year terms if, 60 days prior to the initial expiration date or any subsequent expiration date, the Company and Employee mutually agree to a renewal of the Contract (the Initial Term and any successive terms, collectively referred to herein as the “Term”).

3.                                Duties of Employee.  Employee is employed as President and Chief Executive Officer of Company.  Employee shall devote substantially all of his time, attention, best efforts, and energy to the business of Company, and may not, during the term of this Contract, be engaged in any other material business activities which interfere with his ability to carry out his obligations hereunder.  However, such restriction shall not be construed as preventing Employee from making investments in (non-competitive) business enterprises so long as Employee will not be required to render personal services to any such business enterprises during Employee’s normal business hours with Company.

4.                                      Compensation. To the extent Employee continues to comply with all of the provisions of this Contract (including the covenants referenced in paragraph 9 below and contained in Exhibits “B” and “C” attached hereto):

a.                                      Base Salary.  Company shall pay to Employee a minimum base salary at the annual rate of $350,000.00, payable in equal payments consistent with Company’s then existing payroll practices.  There shall be deducted from such minimum base salary payments federal withholding and social security taxes.

b.                                      Performance Bonus.  At the end of each calendar year, Company’s Board of Directors (or the Compensation Committee or any other appropriate Committee designated by the Board of Directors) shall make a determination as to whether the results of Company’s operations for such preceding calendar year warrant the payment to Employee of a special performance bonus.  If so, Employee shall be entitled to receive, in addition to the base salary referred above, a special performance bonus in such amount as is determined by the Board of Directors in the exercise of their sole discretion (up to a maximum of the minimum base salary then in effect, with the understanding that the Board of Directors can increase this maximum if special circumstances so warrant) payable no later than March 15th of the year following the calendar year to which the bonus relates.

c.                                       Increases.  The Board of Directors of Company may, at any time, elect to increase Employee’s Base Salary above the amount referred to in subparagraph “a.” above (in which event the ceiling on Employee’s Performance Bonus under subparagraph “b.” above shall be similarly increased).

d.                                      Change In Control.  In the event of a “Change in Control,” which includes any of the events described in Exhibit A, with regard to the Company, whether identified as a change in ownership of the corporation or change in the ownership of a substantial portion (at least sixty percent (60%)) of the corporation’s assets, during the Term of this Contract, and within 90 days of the Change in Control his employment is terminated by the Company without cause or by Employee for good reason, in lieu of any amounts due upon termination of employment under paragraph 8.c. or 8.d. below and subject to any delay required by paragraph 8.c.(3) and reduction as otherwise provided by this paragraph 4.d., Employee will receive a lump sum payment within 30 days of the date his employment terminates in an amount equal to 2.99 times his then present annual base salary.  Notwithstanding the foregoing,  in the event the Company determines that any payment or distribution made, or benefit provided, by Company to or for the benefit of Employee under this paragraph 4.d. (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the benefits payable pursuant to this paragraph 4.d. shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Employee that are contingent on a change of control (as defined in Section 280G(b)(2)(A) of the Code) is One Dollar ($1.00) less than the amount which Employee could receive without being considered to have received any parachute payment (the amount of this reduction in the benefits payable is referred to herein as the “Excess Amount”).  The determination of the amount of any reduction required by this paragraph 4.d. shall be made by an independent accounting firm selected by Company, and such determination shall be conclusive and binding on the parties hereto.

5.                                      Fringe Benefits.  During the period that Employee continues to comply with all of the provisions of this Contract, Employee shall receive the following fringe benefits:

a.                                      Medical Benefits.  Employee and his dependent family members shall be covered under the same group hospitalization, accident, and major medical plans as Company shall provide from time to time for other officers; provided, however, that Employee shall pay the same portion of the cost thereof as may be required from Company’s officers generally;

b.                                      Paid Vacation.  Each calendar year (or portion thereof), Employee may take a vacation of four (4) weeks during which time his compensation shall be paid in full.  In the event Employee’s employment is terminated for any reason other than “for cause” as defined herein, Employee will receive payment for any and all accrued, unused vacation;

c.                                       Automobile.  Company shall provide an automobile for Employee’s use in connection with the services to be rendered by Employee to Company.  Company shall pay or reimburse Employee for maintenance and repair expenses of the automobile upon submission of vouchers or itemized lists of such expenses prepared in compliance with Company’s policy.  For so long as Company owns (or leases) the automobile, Company shall insure the automobile with adequate automobile insurance company coverage.  Company agrees that Employee shall be designated as an additional insured on any Company provided policy providing liability insurance coverage.  In the event the automobile is damaged or destroyed by reason of accident, theft, vandalism, or otherwise, Employee will not have any liability to Company for any such loss or damage (including out-of-pocket deductibles); and

d.                                      Other Benefits.  No provision of this Contract shall preclude Employee from participating in any fringe benefit plan now in effect or hereafter adopted by Company, but Company shall be under no obligation to provide for his participation in, or to institute, any such plan or to make any contribution under any such plan, unless such opportunities are provided to all Company employees as a group, or to all of Company’s senior officers as a group.

6.                                      Business Expenses.  Employee may incur reasonable expenses in connection with the promotion of Company’s business including expenses for entertainment, travel, and similar items.  Company agrees to reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time as required by Company, of an itemized account of such expenditures; provided, however, Employee shall not expend any sums in excess of those amounts permitted by the Code, without prior written approval from Company’s Board of Directors.

7.                                      Key-Man Insurance.  The parties agree that Company shall continue to own (and pay for) life insurance on Employee’s life in the amount of one million dollars ($1,000,000).  Employee agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be requested by the insuring company or companies.  It is agreed and understood that if Employee dies during the term of this Contract, the full amount of the proceeds payable under any such policy will be receivable solely by Company.

8.                                      Termination of Employment.

a.                                            Notice/Date of Termination.  Company or Employee may at any time terminate this Contract as provided herein.  Subject to the provisions herein, for a termination by Company “for cause” no advance notice of termination is required.  For a termination by the Employee for good reason, Employee shall provide at least fifteen (15) days’ advance notice.  For a termination by Company for other than cause or by Employee other than for “good reason,” the party terminating this Agreement shall provide at least thirty (30) days’ advance notice.  In the event of termination by the Company for other than cause, Company may elect to require Employee to continue his employment during some or all of the notice period, or may excuse Employee from his duties.  In the event of termination by Employee for other than “good reason,” Company can require Employee to continue his employment during the notice period, or may excuse Employee from providing services during the notice period, but will only be obligated to pay Employee for any days actually worked during the notice period.  Employee shall leave the premises no later than the date as is specified in any notice of termination (the “Date of Termination”).

b.                                            By Company For Cause.  If termination by the Company is ‘‘for cause,” Company will have no obligation to pay to Employee any compensation or fringe benefits following the Date of Termination (unless otherwise required under applicable law).  For purposes of the preceding sentence, the phrase ‘‘for cause” will be deemed to mean:

(1)                                 absence from Company’s offices, physical or mental illness, or any other reason, for any successive period of sixty-one (61) business days, or for a total period of ninety (90) business days in any one of Company’s fiscal years (except that any vacation periods, travel on Company business, or leaves of absence specifically granted by Company’s Board of Directors shall not be considered as periods of absence from employment).  Provided, however, notwithstanding what has just been stated, in no event may any such absence constitute ‘‘for cause” if this would conflict with any state or federal law in effect at the time;

(2)                                 Employee’s commission of an act of gross negligence in the performance of his duties or obligations hereunder;

(3)                                 Employee’s commission of any act of fraud, malfeasance, disloyalty, or breach of trust against the Company, or Employee’s failure to observe any covenant referenced in paragraph 9 below or contained in Exhibits “B” or “C” hereto;

(4)                                 Employee’s refusal, or substantial inability, to perform the duties assigned in good faith to him pursuant to paragraph 3 hereof;

(5)                                 Employee dies or gives affirmative indication in writing, in the opinion of a majority of Company’s Board of Directors (i.e., greater than 50%), that he no longer intends to abide by the terms of this Contract; or

(6)                                 Employee is guilty of acts of moral turpitude or dishonesty in Company’s affairs, gross insubordination or the equivalent, or Employee violates, or fails to comply with, any of the material provisions of this Contract.

The Company will provide Employee notice of the specific reason for any termination for cause.  Company will provide thirty (30) days’ notice and opportunity to cure prior to any termination for cause based on subparagraph b(4).

c.                                       By Company Other Than For Cause.  Except as otherwise provided by paragraph 4.d. above, if such termination is based on any reason other than ‘‘for cause”:

(1)                                 Severance.  Company shall be obligated to pay to Employee his base salary during the remainder of the Term of this Contract, (on a monthly basis at the same rate as payable immediately before the Date of Termination) and (ii) no later than March 15 following the calendar year during which occurred the event triggering such Date of Termination, Company shall pay to Employee his Weighted Proportionate Share of the special performance bonus referred to in paragraph 4.b. above.  For this purpose, Employee’s “Weighted Proportionate Share” for a calendar year equals the sum of the following amount calculated for each quarter (or portion of a quarter) that Employee is employed during such year: (A) the special performance bonus opportunity under paragraph 4.b. for the calendar year; multiplied by the (B) Quarterly Percentage; multiplied by (C) the number of calendar days Employee was employed in the quarter divided by the total number of calendar days in the quarter.  For this purpose “Quarterly Percentage” equals 50% for the first calendar quarter, 10% for the second calendar quarter, 15% for the third calendar quarter, and 25% for the fourth calendar quarter.  By way of example, if Employee was eligible for a $100,000 special performance bonus under paragraph 4.b. for a calendar year, and Company terminates Employee’s employment for a reason other than “for cause” on June 1 of such year, Employee would receive a special performance bonus equal to $56,703.30, calculated as follows: (1) 50% x $100,000 x 90/90 [$50,000] plus (2) 10% x $100,000 x 61/91 [$6,703.30].

(2)                                 Automobile.  If, at the time of termination, Company was providing an automobile to Employee under paragraph 5.c. above, then, for a consideration of Ten Dollars ($10.00) cash paid by Employee to Company, the following shall apply: (i) if Company owned the automobile, Company shall transfer the title (free and clear of any liens or other encumbrances) to Employee (along with any insurance coverage [if assignable]); and (ii) if Company was leasing such automobile, Company shall assign to employee all of its right, title, and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than two and one-half (2 1/2) months after the end of the calendar year in which the Date of Termination occurs.  EMPLOYEE ACKNOWLEDGES THAT THE DIFFERENCE IN THE FAIR MARKET VALUE OF THE AUTOMOBILE ON THE DATE OF TRANSFER OVER THE CONSIDERATION PAID BY THE EMPLOYEE SHALL BE TAXABLE TO EMPLOYEE AS COMPENSATION INCOME AND BE SUBJECT TO EMPLOYMENT TAX WITHHOLDING REQUIREMENTS.

(3)                                 Key Employee. Sec. 416(i) of the Code defines “key employee” as meaning an employee who, at any time during the year, is: (i) an officer having an annual compensation greater than $130,000 (as, from time to time, indexed); (ii) a five percent owner of the employer; or (iii) a one percent owner of the employer having an annual compensation from the employer of more than $150,000.  Sec. 409A of the Code provides that deferred compensation benefits payable as a result of termination of employment cannot be made to “key employees” of publicly-traded corporations or their subsidiaries prior to the date that is six (6) months after the employee’s separation from service. Accordingly, notwithstanding what is otherwise stated in this subparagraph (c), in the event any of such payments are to be made as a result of Employee’s termination of employment at a time when Employee is a “key employee” (as defined above) of Company, then the amount so owing shall accrue but shall not be physically paid until at least six (6) months following Employee’s separation from service (but only to the extent required under Sec. 409A of the Code and authoritative guidance thereunder).

(4)                                 Notwithstanding what is stated in this subparagraph (c), in the event that any of such payments under this subparagraph (c) are subject to Sec. 409A of the Code, the payment of such amounts will be modified in order to be exempt from Sec. 409A (to the extent possible).  The parties understand and agree that this Contract will be amended as needed in order to specify the particular payment’s requirements and limitations as modified. For example, in the event that, at the time of Employee’s termination of employment, he is deemed to be a “key employee” (see subparagraph “(c)(3)” above), then the full amount of deferred compensation which could not be paid during the first six (6) months following the Date of Termination shall be paid in the seventh (7th) month following the Date of Termination. However, in the event of any such modification and/or amendment which has the effect of reducing the economic benefit receivable by Employee under this Contract, Company shall pay to Employee a reimbursement amount which will have the effect of offsetting (on an after-tax basis) the amount of such economic benefit lost.

(5)                                 Each payment under this Agreement that is subject to Sec. 409A of the Code shall be considered a separate payment for purposes thereof.

(6)                                 Employee shall not be required to mitigate the amount of any payment provided for in this subparagraph (c) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this subparagraph (c) be reduced by any compensation earned by Employee as the result of self-employment or employment by another employer.

(7)                                 Failure to renew this Contract for a successive one (1) year term pursuant to paragraph 2 shall not constitute a termination by Company other than “for cause” or trigger the rights or obligations of this paragraph 8(c).

d.                                      By Employee For Good Reason.  Employee may terminate this Contract for “good reason” including (1) the Company’s material breach of this Agreement (including, but not limited to failure to timely pay any amounts due); or (2) the Company’s assignment to Employee of any duties materially inconsistent with Employee’s position, authority, duties or responsibilities contemplated herein; or (3) a Change in Control in which Employee elects not to remain with the Company.  If Employee terminates this Contract for “good reason,” he will receive either the same compensation and benefits he would receive if he was terminated by the Company without Cause as set forth in subparagraph 8.c., or the amount set forth in subparagraph 4.d. above, as applicable.

e.                                       By Employee For Other Than Good Reason.  If Employee terminates this Contract for other than “good reason,” Company will have no obligation to pay Employee any compensation or fringe benefits following the Date of Termination (unless otherwise required under applicable law).

f.                                        Non-Renewal.  If the parties fail to renew this Contract for a successive one (1) year term pursuant to paragraph 2, Company will have no obligation to pay Employee any compensation or fringe benefits following the Date of Termination (unless otherwise required under applicable law), except as otherwise expressly provided by this paragraph 8.f. However, notwithstanding this provision, no later than March 15 following the calendar year during which this Agreement expires, Company shall pay to Employee his Weighted Proportionate Share (as defined in paragraph 8.c.1.) of the special performance bonus referred to in paragraph 4.b. above.

9.                                      Disclosure of Confidential Information; Covenant Not To Compete.  Company possesses secret and confidential equipment, techniques, processes, procedures, technical data and information, and customer lists used or intended for utilization in its operations of which Employee has obtained or may obtain knowledge, and Company would suffer serious harm if this confidential information were disclosed or if Employee used this information to compete against Company.  Further, Employee in the performance of services hereunder may develop or conceive new and additional inventions and improvements with respect to such matters.  Accordingly, Employee hereby agrees that simultaneously with the execution of this Contract he shall execute and deliver to Company, and thereafter abide by, the terms of a “Confidentiality Agreement and Covenant Not to Compete” and “Disclosure and Invention Agreement,” copies of each of which are attached hereto as Exhibits “B” and “C” and incorporated herein by reference.

10.                               Remedies.  Employee agrees that in the event of his material breach of his covenants and agreements contained or referenced in this Contract, Company shall be entitled to obtain injunctive or similar relief from a court of competent jurisdiction.  The covenants contained in Exhibits “B” and “C” hereof shall be construed as agreements independent of any other agreements between Company and Employee, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Contract or otherwise, shall not constitute a defense to the enforcement by Company of those covenants and agreements.  The successful party in any dispute concerning this Contract shall be entitled to reasonable attorneys’ fees and related legal costs in the event of a breach, or attempted breach, of such covenants by the other.  The remedies of Company and Employee under this Contract are cumulative and will not exclude any other remedies to which any party may be entitled hereunder, including a right of offset, whether at law or in equity.

11.                               Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such noticed or communication is delivered via facsimile prior to 5:30 p.m. (Dallas, Texas time); (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a business day or later than 5:30 p.m. (Dallas, Texas Time); (c) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such notices and communications are as follows:

If to Company:

Dr. Allen T. McInnes

4532 7th Street

Lubbock, Texas 79416

Facsimile: 806.742.1572

With copy to:

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, Texas 76102

Attn: Rice M. Tilley, Jr., Esq.

Facsimile: 817.348.2384

If to Employee:

Wayne Whitener

49 Sunrise Circle

Pottsboro, Texas 75076

Facsimile: 972.424.3943

Either party hereto may change the address to which any such notice is to be addressed by giving notice in writing to the other party of such change.

12.                               Assignment.  Neither Employee nor anyone claiming under him may commute, encumber, or dispose of the right to receive benefits hereunder.  Such right to receive benefits hereunder is expressly declared to be non-assignable and non-transferable by Employee, and in the event of any attempted assignment or transfer, Company shall have no further liability hereunder; provided, however, the foregoing shall not apply to assignments by operation of law, such as to a guardian or to an executor of Employee’s estate.

13.                               Waiver.  The waiver by Company of Employee’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Employee.

14.                               Binding Effect.  This Contract shall be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and (except as provided in paragraph 12) assigns.

15.                               Survival of Provisions.  All provisions of this Contract, including all representations, warranties, covenants, and agreements contained or referenced herein, will survive the execution and delivery hereof and any investigation of the parties with respect thereto. The provisions of paragraphs 8 through 22, and Exhibits “B” and “C” will survive the termination of this Contract.

16.                               Validity.  If any provision of this Contract is held by a court of law to be illegal or unenforceable, the remaining provisions of the Contract will remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Contract a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

17.                               Amendments.  This Contract may be amended at any time and from time to time in whole or in part by an instrument in writing setting forth the particulars of such amendment and duly executed by Company and Employee.

18.                               Duplicate Originals.  This Contract has been executed in duplicate originals, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Contract, it will not be necessary to produce or account for more than one such duplicate.

19.                               Captions.  The captions or section headings of this Contract are provided for convenience and shall not limit or affect the interpretation of this Contract.

20.                               Governing Law.  This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Texas, without reference to its laws governing conflicts of law.  Each party hereby irrevocably agrees that any legal action or proceedings with respect to this Agreement may be brought in the courts of the State of Texas, or in any United States District Court of Texas, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts.  Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Texas by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts.

21.                               Legal Fees and Expenses.  The Company shall pay all reasonable legal fees and other reasonable expenses reasonably incurred by Employee in the negotiation and execution of this Contract up to $5,000.00

22.                               Complete Understanding.  This Contract (including the attached Exhibits A, B and C) is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, representations, or inducements between the parties, whether oral or written, pertaining to the subject matter of this Agreement, except as otherwise expressly provided or referenced here.  Employee represents and acknowledges that in executing this Contract, Employee does not rely, and has not relied, upon any oral or written agreements, understandings, promises, inducements, or representation(s) by Company or its agents except as expressly contained in this Contract and Employee expressly disclaims any reliance on any prior oral or written agreements, understandings, promises, inducements, or representations in entering into this Contract.  Employee agrees that Employee has used his own judgment in executing this Contract.

23.                               Section 409A Compliance. Each payment under this Agreement is intended to be exempt from Sec. 409A of the Code or in compliance with Sec. 409A of the Code, and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Each payment hereunder subject to Sec. 409A of the Code shall be considered a separate payment for purposes thereof.  All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Contract to be effective March 1, 2012.

COMPANY:		EMPLOYEE:

TCG INDUSTRIES, INC.

By:	/s/ Allen T. McInnes	/s/ Wayne A. Whitener
	Dr. Allen T. McInnes, Presiding Director	Wayne A. Whitener
49 Sunrise Circle
	Date: April 13, 2012	Pottsboro, Texas 75076

Date: April 12, 2012

Exhibit “A”

to

Employment Contract — “Change in Control”

For purposes of determining whether a “Change in Control” has occurred, a “Change in Control” is defined to include any one or more of the following:

I.                                         Change in the ownership of a corporation.

A change in the ownership of a corporation occurs on the date that anyone person, or more than one person acting as a group,(1) acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by anyone person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock.  This applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

II.                                     Change in the ownership of a substantial portion of a corporation’s assets.

(A)                              In general.  Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)                            Transfers to a related person.

(1) There is no change in control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to -

(i)                                     A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(1)  For purposes of this Exhibit, a “group” is as such term as is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended.

(ii)                                  An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii)                               A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)                              An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in “(iii)” immediately preceding.

(2) A person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

Exhibit “B”

to

Employment Contract

Confidentiality Agreement and

Covenant Not To Compete

Wayne A. Whitener (hereafter called “Employee”) has entered into an Employment Contract with TGC Industries, Inc., a Texas corporation (hereafter called “Company”), which is in the business of providing seismic data acquisition services primarily to onshore oil and natural gas exploration and production companies.

By signing this Agreement, Employee acknowledges his understanding of the following:

A.                                   All companies have information, generally not known outside the company, called “confidential information.”  All companies must conduct their businesses through their employees, and consequently many employees must have access to confidential information.  At times Employee himself may generate confidential information as a part of his job.  Company shall provide “confidential information” to Employee in connection with Employee’s employment;

B.                                     The phrase “confidential information” as used in this Agreement includes information known as, referred to, or considered to be, trade secrets, and comprises, without limitation, any technical, economic, financial marketing, computer program, computer software, computer data (regardless of the medium on which they are stored), computer source and object programs or codes, job operating control language procedures, data entry utility programs, and miscellaneous utilities, disk record layouts, flow charts, data entry input forms, operations and installation instructions, report samples, data files, printouts, or other information about Company or its business which is not common knowledge among competitors or other companies who might like to possess such confidential information or might find it useful.  Some examples of confidential information include customer lists, price lists, details of training methods, new products or new uses for old products, refining technology, contracts, and licenses, purchasing, accounting, long-range planning, business plans, financial plans and results, computer programs and operating manuals, computer source codes, personnel information and any other information affecting or relating to the business of Company, its manner of operation, its plans or processes.  This list is merely illustrative, and the confidential information covered by this Agreement is not limited to such illustrations; and

C.                                     Company’s confidential information, including information referred to as, known as, or considered to be, trade secrets, represents the most important, valuable, and unique aspect of Company’s business, and it would be seriously damaged if Employee breached the position of confidential trust in which Company has placed him by disclosing such confidential information to others or by departing and taking with him the aforesaid unique information compiled over a period of time for the purpose of himself competing against Company or disclosing such information to Company’s competitors, now existing or hereafter formed.

Accordingly, the Company and Employee agree as follows:

1.                                       Confidential information, including information referred to as, known as, or considered to be, trade secrets, is proprietary to Company.  The Company shall provide Employee with “confidential information.”  Employee agrees to hold such information in strictest confidence, and not to make use thereof except in performance of duties under the Employment Contract.  Whether during or after his employment with Company, Employee may not disclose to others (excepting Company officers or employees having a need to know who have also signed a written agreement expressly binding themselves not to use or disclose it) any confidential information originated, created by, known to, or acquired by Employee while employed by Company.  Employee further agrees during such period not to remove from the premises any of Company’s records or other written or tangible materials, including without limitation computer programs and floppy disks (whether prepared by Employee or others) containing any confidential information, except as required for Employee to properly perform his duties as an employee of Company.  Exceptions to these restrictions may be made only by means of Company’s permission given in writing signed by the Chairman of the Board of the Company pursuant to an affirmative approval by a majority of Company’s Board of Directors granting permission to disclose.  Employee agrees that upon the termination of his employment, he will immediately return to the Company any confidential information of the Company in his possession and shall not retain any copies, in any form whatsoever, or any notes or summaries of same.

2.                                       During the “Non-Compete Period” (defined below) Employee covenants that Employee, either individually or in any capacity, including without limitation, as an agent, consultant, officer, shareholder, or employee of any business enterprises or person with which he may become associated or in which Employee may have a direct or indirect interest, shall not, directly or indirectly for himself or on behalf of any other person or business entity, engage in any business venture or other undertaking which is competitive with the business or operations of Company (and/or any of its subsidiaries) as generally conducted at, or within one year prior to the termination of Employee’s employment with Company, which, includes, but is not limited to, seismic data acquisition and related goods and services in the oil and gas exploration and drilling industry, “competing business.”  Without limiting the generality of the foregoing, Employee shall not (i) so compete with Company or its subsidiaries; (ii) be employed by; (iii) be an affiliate (as defined by Securities and Exchange Commission Rule 405 under the Securities Act of 1933); (iv) perform any services for; or (v) establish or have an equity or ownership interest in, any person, firm, partnership, joint venture, or corporation that is a competing business or so competes, directly or indirectly, with Company or any of its subsidiaries.  Further, during the “Non-Compete Period,” Employee shall not solicit for employment or advise or recommend to any other person that such person employ, or solicit for employment, any employee of Company or any of its subsidiaries who was an employee at, or within one year prior to, the termination of Employee’s employment with Company.  For purposes of this agreement, the “Non-Compete Period” is defined as follows: (i) in the event Employee is terminated ‘‘for cause,” (excluding a termination as a result of a “Change in Control” as defined in paragraph 8.a.(3) of the Employment Contract), the “Non-Compete Period” shall be for a period of one (1) year following the date of termination of employment; and (ii) in the event Employee is terminated or separated from employment with Company for any other reason (including a termination as a result of a “Change in Control” as defined in paragraph 8.a.(3) of the Employment Contract), the “Non-Compete Period” shall be for a period of one year from the date of termination or separation from employment or the remainder of the Contract Term, whichever is longer.  In the event of any breach by Employee of any provision of this Agreement, the “Non-

Compete Period” shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.  Because the Company does business throughout the continental United States and Canada, and Employee, as the President and CEO has responsibility for the Company, the geographic area for the restrictive covenant is the continental United States and Canada.  If for any reason any court of competent jurisdiction finds these covenants to be unreasonable in duration or geographic scope, the prohibitions herein contained shall be restricted to such time and geographic areas as such court determines to be reasonable and enforceable.  However, the restrictions stated above will not apply if Company liquidates or if Employee becomes employed by a company (or its affiliate) which acquires (in a voluntary transaction) the stock or business assets of Company.

3.                                       Employee understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Employee or the business enterprise with which he may have become associated from further violations, in addition to all other rights and remedies which Company may have under law and equity, including recovery of damages from Employee and a right of offset.

4.                                       Each party shall be entitled to receive from the other party reimbursement of attorneys’ fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms and conditions hereof.

5.                                       The waiver by Company of Employee’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Employee.  This Agreement shall be binding upon the parties hereto and their heirs, successors, executors, administrators, personal representatives, and assigns.  Employee may not assign to any person his covenants, obligations and duties hereunder.  All provisions of this Agreement shall survive the termination of Employee’s Employment Contract.

6.                                       If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

7.                                       This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Texas, without reference to its laws governing conflicts of law.  Each party hereby irrevocably agrees that any legal action or proceedings with respect to this Agreement may be brought in the courts of the State of Texas, or in any United States District Court of Texas, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts.  Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Texas by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective March 1, 2012.

/s/ Wayne A. Whitener
Wayne A. Whitener
49 Sunrise Circle
Pottsboro, Texas 75076
Date: April 12, 2012
ACCEPTED:

TGC INDUSTRIES, INC.

By:	/s/ Allen T. McInnes
Dr. Allen T. McInnes, Presiding Director
Date: April 13, 2012

Exhibit “C”

to

Employment Contract

Disclosure and Invention Agreement

Wayne A. Whitener (hereafter called “Employee”) has entered into an Employment Contract with TGC Industries, Inc., a Texas corporation (hereafter called “Company”), which is in the business of providing seismic data acquisition services primarily to onshore oil and natural gas exploration and production companies.

In consideration of Company’s agreement to provide Employee with “confidential information” and to employ Employee pursuant to an Employment Contract (to which this Exhibit “C” is attached) the provisions of which are herein fully incorporated by reference for all purposes, Employee agrees as follows:

1.                                       Employee shall communicate to Company promptly and fully all ideas and the expressions thereof, conceptions, improvements, discoveries, methods, techniques, processes, adaptations, creations, and inventions (whether patentable or copyrightable or not) conceived or made by Employee (whether solely by Employee or jointly with others) from the time of entering Company’s employment until one year after Employee’s employment is terminated for any reason, or Employee resigns or retires for any reason, (a) which involve or pertain to, directly or indirectly, the business, assets, activities, computers or computer programs, or investigations of Company as existed at or prior to the cessation of Employee’s employment by Company, or (b) which result from or are suggested by any work which Employee or other Employees or independent contractors perform for or on behalf of Company, in whole or in part, as existed at or prior to the cessation of Employee’s employment by Company (“Ideas”).

2.                                       Employee shall assist Company during and subsequent to Employee’s employment in every proper way (solely at Company’s expense) to obtain patents and/or copyrights for its own benefit in any or all countries of the world, and to sign all proper papers, patent applications, assignments, and other documents necessary for this purpose, it being understood that such Ideas will remain the sale and exclusive property of Company, and shall not be disclosed to any person, nor used by Employee, except as expressly permitted herein.

3.                                       Written records of Employee’s Ideas in the form of notebook records, sketches, drawings or reports, will remain the property of and be available to Company at all times.

4.                                       Employee represents that Employee has no agreements with or obligations to others in conflict with the foregoing.

5.                                       Employee understands that this Agreement may not be modified or released except in writing signed by all members of Company’s Board of Directors.

6.                                       Employee understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Employee or the business enterprise with which he may have become associated from further violations, in addition to all other rights and remedies which Company may have at law and equity, including recovery of damages from Employee and a right of offset.  Each party shall be entitled to recover from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the. successful enforcement or defense, as the case may be, of the terms of conditions hereof.

7.                                       This Agreement shall be binding upon the parties hereto and their respective heirs, successors, executors, administrators, personal representatives, and assigns.  Employee may not assign his covenants, duties, or obligations hereunder to any other person.  The waiver by Company of Employee’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Employee.

8.                                       If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

9.                                       This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Texas, without reference to its laws governing conflicts of law. Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled in accordance with the arbitration provision in the Employment Contract.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective March 1, 2012.

/s/ Wayne A. Whitener
Wayne A. Whitener
49 Sunrise Circle
Pottsboro, Texas 75076
Date: April 12, 2012
ACCEPTED:

TCG INDUSTRIES, INC.

By:	/s/ Allen T. McInnes
Dr. Allen T. McInnes, Presiding Director
Date: April 13, 2012